EXHIBIT 5.1


               [FAIR, ISAAC AND COMPANY, INCORPORATED LETTERHEAD]



                                        December 17, 1997


Fair, Isaac and Company, Incorporated
120 North Redwood Drive
San Rafael, CA 94903


         Re:      Registration Statement on Form S-3


Ladies and Gentlemen:

         I am General Counsel of Fair, Isaac and Company, Incorporated, a Delaware corporation (the "Company"). In that capacity I have reviewed the Registration Statement on Form S-3 to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to 210,508 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), to be offered and sold by certain stockholders of the Company (the "Selling Stockholders"). As General Counsel, I am familiar with the Company's Certificate of Incorporation and its By-Laws, as amended to date. I have also examined such other documents, corporate records and instruments as I have deemed necessary or appropriate for the purpose of this opinion.

         Based upon the foregoing, I am of the opinion that such shares of Common Stock of the Company to be offered and sold by the Selling Stockholders have been duly authorized and legally issued and are fully paid and nonassessable.

         I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibits 5.1 and 23.2 and to the use of my name under the caption "Legal Matters" in the Registration Statement and in the Prospectus included therein.

                                        Very truly yours,

                                        /s/ Peter L. McCorkell

                                        Peter L. McCorkell
                                        Senior Vice President and
                                        General Counsel